Exhibit 99.1

Marchex Acquires Assets of Open List; Open List to Complement and Accelerate

Content Strategy for Marchex Web Sites

SEATTLE, WA – May 30, 2006 — Marchex, Inc. (NASDAQ: MCHX, MCHXP) today announced that it has acquired certain assets of Open List, Inc. (www.openlist.com), including its robust content aggregation, search technology, and user-generated content platform that Marchex plans to deploy to its proprietary network of vertical and local Web sites.

Under the terms of the acquisition agreement, Marchex paid approximately $13 million in cash and Marchex common stock. The $13 million is comprised of approximately $6 million in cash, approximately $5 million in Marchex common stock and approximately $2 million in restricted Marchex common stock, which is subject to vesting and has been granted to the employee shareholders of Open List, who will join Marchex. The asset acquisition is effective immediately.

Marchex believes that the Open List assets will allow Marchex to immediately increase the utility of selected proprietary Web sites, through the addition of Open List’s deep and targeted aggregation of vertical and local content, including product or service descriptions, ratings, expert third-party reviews, user-generated reviews, articles, awards, maps and other information. In conjunction with today’s asset acquisition announcement, Marchex has launched 31 local / vertical beta Web sites that include Open List integrations. Examples include: www.lasvegasvacations.com, www.90210.com, www.newyorkdining.com, www.frenchrestaurants.com, www.chicagoluxuryhotels.com, and www.shanghaihotel.com. A full listing of the initial beta Web site integrations appears later in this announcement. Marchex believes that it will be able to integrate Open List into thousands of its Web sites this year and over time that Open List can be integrated into a majority of Marchex’s more than 200,000 Web sites as part of its broader product development strategy. Marchex’s Web sites attracted more than 28 million unique users per month as of March 2006. Unique visitor statistics are based on internal traffic logs, which calculate unique IP (Internet protocol) addresses on an unduplicated basis during a given month.

Open List has focused for the past two years on developing a next-generation technology platform that makes it simple for users to find precisely what they are looking for by bringing together relevant information from the Web’s leading sources into a single location. Open List’s content aggregation platform and search technology aggregates, interprets, and organizes highly fragmented information from vertical and local Web sites and produces deep, structured datasets. Open List has initially crawled and indexed millions of Web pages in the Travel vertical for specific categories, such as hotels, restaurants and attractions. Marchex will be immediately focused on the build-out of additional verticals and underlying categories.

Following are highlights of Open List’s content aggregation platform:

•	Open List Provides a Robust Content Database: This includes aggregated product or service descriptions, ratings, expert third-party reviews, proprietary user-generated reviews, awards, articles, maps and other information from across the Web. Open List has pooled this information into a searchable database that users can access to get unique information targeted by user-driven parameters, including location. Its proprietary content extraction, classification and aggregation technology facilitates useful and efficient search experiences for consumers. In doing so, Open List’s proprietary technology platform offers online users an important gateway to search and find information.

•	A Vibrant Standalone Destination with Rich U.S. and International Content: Open List’s content aggregation platform organizes millions of reviews, articles, and expert perspectives on more than 500,000 hotels, restaurants and attractions throughout the United States and around the world.

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A Valuable Source of User-Generated Content: In addition to aggregating reviews from various online sources, Open List’s platform also facilitates the creation of user-generated content by collecting and managing a proprietary database of reviews entered by Open List users directly on the Open List Web site. These proprietary reviews add to the unique search experience that Open List offers to its users.

•	Future Vertical and Underlying Category Coverage: Marchex believes that Open List’s search technology and content aggregation platform can be extended to any commercially relevant vertical and any underlying category. As such, Marchex will be immediately focused on the build-out of additional verticals and underlying categories.

•	Technology Licensing: Open List currently licenses its turnkey search functionality to Boston.com, the online division of The Boston Globe and a subsidiary of The New York Times Company. Boston.com implemented Open List’s API (Application Programming Interface) within its Web site and, specifically, in the following areas:

a.	Boston.com Restaurant Search. Boston.com implemented Open List’s turnkey search platform within its own Web site to give its visitors access to detailed data on thousands of local restaurants, including descriptions, ratings and expert reviews.

b.	Boston.com Travel Search. Boston.com implemented Open List’s functionality within its own Web site and gave its users access to a worldwide footprint and searchable index of hotels and attractions. By providing this depth and breadth, Boston.com helps their users make more informed decisions about travel worldwide.

c.	The Explore New England Web Site (www.explorenewengland.com). To create a standalone Web site dedicated to travel in New England, Boston.com leveraged the Open List Search API to create a comprehensive guide to regional lodging, dining and tourist attractions.

Using the Boston.com relationship as an example, Marchex plans to expand the licensing of the Open List content aggregation platform to other leading vertical and local third-party publishers that it believes are looking to increase the utility of their Web sites, add to their overall user experience, and increase their monetization.

•	Revenue and Financial Results: According to Open List, preliminary calendar 2005 estimates indicate that Open List generated approximately $150,000 in revenue with an operating loss before amortization of more than $150,000.

“Today’s acquisition means that the pieces of our business — including Web site traffic and content, search marketing and local — are continuing to come together. This is a significant product and technology development for Marchex, as we now have a next-generation platform that supports and accelerates our content strategy for our proprietary network of Web sites. In addition, this enhances the overall ecosystem of products and services that Marchex provides for advertisers, consumers, and publishers,” said Russell C. Horowitz, Marchex Chairman and CEO. “While it is too early to foresee the precise impact that Open List will have on our network of Web sites and on our business overall, we believe that Open List will positively impact utility, usage, and ultimately growth. At the same time, we are excited to, and will, invest in this area, as part of our focus to build out our Web sites and increase the monetization opportunities of the overall network.”

“We are excited about joining Marchex, and our first order of business will be to roll out the Open List capabilities across the Marchex network of vertical and local Web sites,” said Matthew Berk, Open List CTO. “We will concurrently be looking at developing additional verticals within Open List that can be used to enhance the Marchex network of Web sites to create a rich user experience and that can be offered to third-party publisher partners, as well.”

A full listing of the initial Marchex beta Web site integrations appears below:

www.90210.com, www.10041.com, www.anaheimrestaurant.com, www.bestnewyorkrestaurant.com, www.bostonmotels.com, www.burrito.com, www.chicagoluxuryhotels.com, www.chinahotelbookings.com, www.chinesetakeout.com, www.delis.com, www.dimsum.net, www.frenchrestaurants.com, www.japaneserestaurant.com, www.laketahoefood.com, www.lasvegasvacations.com, www.neworleansrestaurant.com, www.newyorkbagels.com, www.newyorkcuisine.com, www.newyorkdining.com, www.newyorkhotelrates.com, www.nycfood.com, www.restaurantonline.com, www.rhodeislandfood.com, www.sanfranhotel.com, www.sanfranciscofinedining.com, www.santabarbarafood.com, www.seattlefinedining.com, www.shanghaihotel.com, www.sonomarestaurants.com, www.stmoritzresort.com, and www.sushibar.com.

Marchex intends to provide the resources to augment Open List’s products through: (i) broadening selected categories to capture global information; (ii) creating new verticals and categories; (iii) extending into new categories in the Travel vertical; and (iv) continuing to support partners who utilize Open List’s platform to increase the utility of their Web sites with rich content. As Open List creates new verticals and underlying categories, Marchex will increasingly integrate the content into its proprietary network of vertical and local Web sites.

In addition, Marchex will integrate its private label contextual advertising platform into Open List to create a site-specific and page-specific advertising center. Advertisers will have the ability to sign-up to place their ads on Open List via a self-serve account management system and will be able to target and bid for advertising placements on a: (i) run of site basis; (ii) location basis, such as New York-related pages; (iii) category basis, such as Hotel-related pages; and (iv) a hybrid basis, using location and category pages, such as New York Hotel-related pages. The initial implementation of Marchex’s private label contextual advertising platform will be focused on several hybrid location and category pages, including: New York Restaurants, New York Hotels, Boston Restaurants, Boston Hotels, Los Angeles Restaurants, Los Angeles Hotels, Las Vegas Restaurants, Las Vegas Hotels, San Francisco Restaurants, and San Francisco Hotels. Additional advertising categories are expected to be rolled out in the coming months.

Marchex Updated Financial Guidance:

Resulting from this asset acquisition, Marchex is updating its 2006 financial guidance as follows:

For the remainder of 2006 (May 30 to December 31), Open List is not expected to significantly impact Marchex’s current revenue expectations. Additionally, Marchex intends to increase Open List’s short- and intermediate-term investments in technology and development, sales and business development, and administrative efforts. As a result of the asset acquisition, Marchex anticipates a significant increase in dedicated staff, with most of the increase related to technology development and operations. The anticipated cost increases translate to an adjusted operating income before amortization loss of approximately $1 million for the balance of 2006.

Marchex previously provided 2006 adjusted operating income before amortization margin guidance of $34 million to $38 million. When factoring in the 2006 partial year anticipated revenue contribution from Open List with an adjusted operating income before amortization loss, Marchex is maintaining its 2006 revenue range of $130 million to $134 million and is updating its adjusted operating income before amortization to a range of $33 million to $37 million. Marchex is reiterating its long-term target of adjusted operating income before amortization margin of 30% or more.

In the intermediate- and long-term, Marchex believes that Open List can significantly contribute to Marchex’s revenue at high incremental margins, and also help generate high margin revenue for its other assets, such as its proprietary Web sites or contextual advertising network, especially as new Open List verticals are launched that can be applied to Marchex’s proprietary network to increase the utility of specific Web sites. Marchex believes it will begin to see some of these benefits starting in 2007. Marchex’s long-term target for Open List’s adjusted operating income before amortization margin is 30% or more.

About Marchex, Inc.

Marchex’s (www.marchex.com) mission is to be a leader in delivering vertical and local online traffic to merchants. The company is focused on search marketing, local search, and direct navigation. Marchex’s platform of integrated performance-based advertising and search marketing services enables merchants to efficiently market and sell their products and services across multiple online distribution channels, including search engines, product shopping engines, directories and selected Web properties.

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, certain statements and expectations regarding the asset acquisition, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause Marchex’s actual results to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of our most recent periodic report and registration statement filed with the SEC. We disclaim any intention or obligation to update any forward-looking statements.

For further information, contact:

Press:

Mark S. Peterson

VP of Public Relations

Marchex, Inc.

206-331-3344

mark@marchex.com

Investor Relations:

Trevor Caldwell

VP of Investor Relations & Strategic Initiatives

Marchex, Inc.

206-331-3316

tcaldwell@marchex.com

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